                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT




AGREEMENT DATE:                                        May 26, 1998


UDC:                         UGLY DUCKLING CORPORATION
                             A DELAWARE CORPORATION
                             2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016


VONSH:                       WALTER T. VONSH
                             11577 EAST LA JUNTA
                             SCOTTSDALE, ARIZONA 85255


                                    RECITALS

         The parties acknowledge that the following recitals are true, correct and a material part of this Amended and Restated Employment Agreement (this "Agreement"):

         1. UDC is an Arizona corporation engaged in the used motor vehicle sales and financing business (the "Business").

         2. Pursuant to an Employment Agreement dated March 22, 1995 (the "Original Employment Agreement") Vonsh has been employed by UDC and its subsidiaries on a full time basis since April, 1995 and Vonsh served as the President of Champion Financial Services, Inc. ("CFS") and as an officer of UDC.

         3. In February, 1998, UDC decided to discontinue operation of CFS (the "CFS Closure") and as a result of the CFS Closure the services of Vonsh are no longer required on a full-time basis but may be required on a part-time, as needed basis from time to time.

         4. UDC seeks to employ Vonsh on a part-time, as needed basis and Vonsh is willing to perform certain services for UDC on a part-time, as needed basis.

         5. UDC and Vonsh seek to amend and restate the Original Employment Agreement so that this Agreement supersedes and replaces the Original Employment Agreement.

         NOW, THEREFORE, in consideration of the covenants, representations and warranties of the parties stated herein, the performances of the parties required hereby and the benefits to be obtained by the parties herefrom, UDC and Vonsh mutually agree and expressly intend to amend and restate the Original Employment Agreement as follows:

SECTION 1.  EMPLOYMENT.

         As of the Agreement Date, UDC shall employ Vonsh on a part-time, as needed basis to render the services required by this Agreement (the "Services"). Vonsh shall render the Services on a part-time, as needed basis as an employee of UDC. However, Vonsh shall no longer hold any offices of UDC, CFS or any affiliates thereof and Vonsh has resigned all offices previously held by Vonsh.

SECTION 2.  SERVICES.

         The Services rendered by Vonsh shall be rendered to the best of Vonsh's ability, in compliance with all applicable laws and pursuant to the instructions of the Chief Executive Officer of UDC (the "CEO") or the board of directors of UDC (the "Board"). The Services to be rendered by Vonsh include, but may not be limited to, the following:

         2.1 CFS CLOSURE. Vonsh shall continue to assist UDC with the CFS Closure as requested by the CEO or the Board.

         2.2 SPECIAL PROJECTS. If requested by the CEO or Board, Vonsh shall perform and provide assistance to the Business by performing special executive projects similar to executive duties previously performed while a full-time employee.

         2.3 AFFILIATE BUSINESSES. If requested by the CEO or Board, Vonsh shall perform and provide other assistance to the businesses of subsidiaries and affiliates of UDC (the "Affiliate Businesses").

SECTION 3.  COMPENSATION.

         During the term of this Agreement and not thereafter, UDC shall compensate Vonsh for the Services rendered by Vonsh pursuant to this Agreement by paying and providing to Vonsh the following:

         3.1 SALARY. Vonsh shall receive a salary of One Hundred Fifty Thousand Dollars ($150,000.00) each year (the "Salary"). The Salary shall be payable in arrears in regularly scheduled installments commencing on the first regular payday after the Agreement Date. The Salary shall be payable only as it is earned and upon termination or expiration of this Agreement no Salary shall be payable thereafter. However, in the event of a change of control of UDC, as defined in the Option Plan referred to in Section 3.4 hereof, but excluding the proposed spin-off of the non-dealership operations of UDC, at the request of Vonsh the Salary for the balance of the term of this Agreement shall automatically be accelerated and paid in full on the effective date of the change of control.

         3.2 BONUS. In addition to the Salary, UDC shall pay to Vonsh a bonus of $81,000.00 (the "Bonus") on the Agreement Date.

         3.3 VEHICLE. UDC provides a vehicle to Vonsh pursuant to the Original Employment Agreement. On or before July 7, 1998, Vonsh shall surrender the vehicle to UDC and UDC shall not be required to provide a vehicle to Vonsh thereafter.

         3.4 OPTIONS. Vonsh holds options to acquire 126,000 shares of common stock of UDC (the "Options") pursuant and subject to, all terms and conditions of UDC's Long Term Incentive Stock Option Plan (the "Option Plan"). Provided Vonsh performs fully all of his obligations during the entire term of this Agreement, then upon expiration of this Agreement, that is, on June 30, 2001, all Options not then vested shall automatically be fully vested.

         3.5 BENEFITS. Vonsh shall continue to receive all employment related benefits Vonsh is now receiving (i.e., medical insurance) under the terms and conditions stated in the policies therefor.

         3.6 EXPENSES. UDC shall reimburse Vonsh for reasonable and necessary expenses incurred by Vonsh in performing the Services. All such expenses shall be reimbursed in accordance with UDC's expense reimbursement policies.

         3.7 WITHHOLDINGS. All installments of the Salary, Bonus and all other funds paid to Vonsh pursuant to this Section 3, shall have withheld therefrom all federal and state income taxes and all other amounts that UDC is required by law to withhold.

SECTION 4.  TERM AND TERMINATION.

         4.1 TERM. This Agreement shall commence as of the Agreement Date and shall expire on June 30, 2001 (the "Expiration Date"), unless terminated prior thereto. Neither party has any obligation to extend this Agreement upon the Expiration Date.

         4.2 TERMINATION BY VONSH. Vonsh may terminate this Agreement at any time, by delivery of written notice of termination to UDC thirty (30) or more days prior to the effective date of the termination. If Vonsh terminates this Agreement all of Vonsh's rights under this Agreement shall expire and terminate as of the effective date of termination.

         4.3 TERMINATION BY UDC FOR CAUSE. If any of the following events or actions occur, UDC may immediately terminate this Agreement for cause by delivery of written notice of termination to Vonsh.

                  4.3.1 Vonsh commits any fraud, embezzlement or other act of dishonesty, commits any criminal act or willful misconduct, makes material misrepresentation regarding UDC, CFS, the Business or the Affiliate Businesses or refuses to follow a lawful order of the CEO or Board.

                  4.3.2 Vonsh knowingly violates any laws, rules or regulations applicable to the Business or Affiliate Businesses.

                  4.3.3 Vonsh engages in any conduct or action that materially and personally harms or threatens to materially and personally harm any employee or customer of UDC, CFS, the Business or the Affiliate Businesses or any person with whom any of the foregoing engage in business.

                  4.3.4 Vonsh breaches any of the covenants made in Section 5 hereof.

If this Agreement is terminated by UDC pursuant to this Section 4.3, UDC shall have no obligation to Vonsh except for the payment of Salary earned prior to the effective date of the termination and Vonsh shall not be entitled to any additional Salary, Bonus or other amounts or benefits other than those earned and received by Vonsh prior to the effective date of the termination.

         4.4 TERMINATION BY DEATH. This Agreement shall automatically expire and terminate upon the death of Vonsh. In the event of the death of Vonsh during the term of this Agreement, UDC shall pay to Vonsh's estate, within 30 days after Vonsh's death, an amount equal to one-half of the Salary for the balance of the term of this Agreement.

SECTION 5.  CONFIDENTIALITY, BUSINESS PROPERTY AND NON-COMPETITION.

         5.1 CONFIDENTIALITY. Vonsh acknowledges that certain information regarding UDC, CFS, the Business and the Affiliate Businesses may be business secrets and that the confidentiality thereof is a valuable right of UDC. At all times during and after the term of this Agreement Vonsh shall maintain the confidentiality of all such information and shall not disclose such information without the prior written consent of the Board, unless required by law.

         5.2 BUSINESS PROPERTY. Vonsh acknowledges that all tangible and intangible property of UDC, CFS, the Business and the Affiliate Businesses, including, but not limited to, records, files, data, contracts and information regarding employees and customers belong exclusively to UDC and Vonsh shall not own nor acquire any interest therein. Upon expiration or termination of this Agreement all such property in the possession of Vonsh shall be immediately surrendered and returned to UDC.

         5.3 ENFORCEMENT. Vonsh acknowledges that UDC will incur substantial, irreparable, immediate and continuing harm if any of the covenants of Vonsh stated in this Section 5 are violated and that monetary awards will not be adequate remedies for the violations. Therefore, Vonsh acknowledges and agrees that equitable remedies may be sought and obtained by UDC including, but not limited to, temporary and permanent restraining orders and injunctions.

SECTION 6. GENERAL PROVISIONS.

         6.1 NOTICES. All notices and communications hereunder shall be in writing and shall be given by personal delivery or mailed first class, registered or certified mail, postage prepaid, and shall be deemed received upon the earlier of actual delivery or three (3) business days after deposit in the United States Mail. Notices to the parties shall be delivered or mailed to the addresses set forth in this Agreement.

         6.2 TIME. Time is of the essence of this Agreement. However, if any action is required to be taken on a Saturday, Sunday or legal holiday, the action shall be deemed timely taken if it is taken on the next regular business day.

         6.3 LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Any action brought in connection with this Agreement shall be brought and prosecuted in a federal or state court of competent jurisdiction in Arizona.

         6.4 LIABILITY OF AFFILIATES. The parties acknowledge that this Agreement is made exclusively between UDC and Vonsh and that neither the shareholders, directors, officers, employees or agents of UDC, CFS or their affiliates, shall have any liability under this Agreement of any kind at any time.

         6.5 NEGOTIATIONS AND INTEGRATION. The terms and provisions of this Agreement represent the results of extensive negotiations between the parties. The terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings. All understandings and agreements between the parties are merged in this Agreement which alone fully and completely expresses their agreement. This Agreement is entered into after full investigation, neither party relying upon any statements or representations made by the other not embodied in this Agreement. This Agreement supersedes the Original Employment Agreement. There are no employment related agreements between UDC or the Affiliate Businesses and Vonsh other than this Agreement and no obligations of the parties to each other except as expressly stated in this Agreement.

         6.6 ASSIGNMENT AND MODIFICATION. This Agreement may not be assigned, delegated or subcontracted at any time. This Agreement may not be changed orally, but only by an agreement in writing, signed by the parties.

         6.7 SEVERANCE. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held invalid, shall not be effected thereby.

         6.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto, their successors and assigns. However, nothing herein shall be deemed to permit assignment except in strict accordance with the provisions of this Agreement.

         6.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereby acknowledge their receipt, review, understanding and acceptance of every provision of this Agreement, effective as of the Agreement Date.

UDC:                                        Ugly Duckling Corporation
                                            a Delaware corporation

                                            By:    /s/ Steven P. Johnson
                                                  ------------------------------
                                            Name:      Steven P. Johnson
                                                  ------------------------------
                                            Its:       Sr. V.P. & Secretary
                                                  ------------------------------


Vonsh:                                      /s/ Walter T. Vonsh
                                            ------------------------------
                                            Walter T. Vonsh